Exhibit 5.1

BOND & SMYSER LLP
ATTORNEYS AT LAW

5505 JACKSON
HOUSTON, TX 77004
P 713.524.4200
F 713.524.1196
www.b on cismyser.co m

January 6, 2010

Magnum Hunter Resources Corporation
777 Post Oak Boulevard, Suite 910
Houston, Texas 77056

Re: Registration of Securities of Magnum Hunter Resources Corporation

Ladies and Gentlemen:

At your request, we have examined the Registration Statement (the "Registration Statement") on Form S-3 (File No. 333-161937) of Magnum Hunter Resources Corporation, a Delaware corporation (the "Company"), that became effective on October 15, 2009, the related base prospectus, which forms a part of and is included in the Registration Statement, and the prospectus supplement filed with the Securities and Exchange Commission (the "Commission") on January 5, 2010 (collectively, the "Prospectus") pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the registration under the Securities Act of up to $9,626,250 (such equity, the "Preferred Shares") of the Company's 10.25% Series C Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation preference $25.00 per share (the "Series C Preferred Stock"). The Preferred Shares will be issued and sold from time to time in at the market transactions pursuant to a sales agreement, dated January 4, 2010 with Wm. Smith & Co., as the Company's exclusive sales manager, and pursuant to the Certificate of Designation of Rights and Preferences with respect to the Series C Preferred Stock, adopted by the Company's Board of Directors on December 9, 2009 (the "Certificate of Designation").

We are of the opinion that the Preferred Shares are duly authorized and, upon payment for and delivery of the Preferred Shares in accordance with the Sales Agreement, the Registration Statement, the Prospectus, and the Certificate of Designation, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Company's Current Report on Form 8-K to be filed with the Commission on the date hereof and to the reference to this firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Respectfully submitted, BOND & SMYSER LLP /s/ Kathryn Smyser Kathryn Smyser, Partner